Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated June 26, 2024 relating to the financial statements of AeroVironment, Inc. and the effectiveness of AeroVironment, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AeroVironment, Inc. for the fiscal year ended April 30, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, CA

January 31, 2025